Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)
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

                                                                                               Three Months
                                                                                                   Ended
                                                                                                 March 31,
                                                                                          -----------------------

                                                                                             2007       2006 (1)
                                                                                          -----------  ----------

Earnings( Loss) from continuing operations before
 income taxes and equity in earnings of
 associated companies and minority interest                                              $      67.8  $     53.4
Add:
 Distributed income of associated companies                                                        -           -
 Amortization of capitalized interest                                                            0.6         0.6
 Fixed charges                                                                                  13.0        16.6
Less:
 Capitalized interest                                                                           (0.6)       (0.3)
 Minority interest                                                                              (0.1)       (0.2)
                                                                                          -----------  ----------

Earnings as adjusted                                                                     $      80.7  $     70.1

Fixed charges:
 Interest on indebtedness including
  amortized premiums, discounts and
  deferred financing costs                                                               $      11.7  $     15.4
 Portion of rents representative of the
  interest factor                                                                                1.3         1.2
                                                                                          -----------  ----------

Fixed charges                                                                            $      13.0  $     16.6
                                                                                          -----------  ----------

Ratio of earnings to fixed charges                                                               6.2         4.2
                                                                                          ===========  ==========

(1) 2006 results were restated to show the effect of FSP AUG-AIR 1, which was adopted retroactively during the first quarter of 2007.

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